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                                                                   EXHIBIT 11.1


                 SUPPLEMENTAL COMPUTATIONS OF NET LOSS PER SHARE


                                -----------------

                                  SYBASE, INC.



(In thousands, except per share data)


                                             Three Months Ended June 30,        Six Months Ended June 30,
                                             ---------------------------        ---------------------------
                                                1997             1996              1997              1996
                                             ----------        ---------        -----------        --------
                                             (Restated)        (Restated)       (Restated)         (Restated)
Weighted average common shares
  outstanding for the period                     78,659           74,927             78,030          74,243
                                             ==========        =========        ===========        ========

Net loss                                     $  (17,792)       $ (24,564)       $   (23,952)       $(31,470)
                                             ==========        =========        ===========        ========

Net loss per share - basic and diluted       $    (0.23)       $   (0.33)       $     (0.31)       $  (0.42)
                                             ==========        =========        ===========        ========





The effect of employee stock options has not been included in the calculation of net loss per share as their inclusion would be anti-dilutive.